Exhibit 99.1

Deckers Outdoor Corporation Reports Record Fiscal and Fourth Quarter 2011 Financial Results

Company Reports Fiscal 2011 Sales Increased 37.6% to a Record $1.377 Billion

Fiscal 2011 Diluted EPS Increased 25.8% to a Record $5.07

UGG® Brand Annual Sales Increased 37.6% to a Record $1.202 Billion

Company Reports Fourth Quarter Sales Increased 40.4% to a Record $603.9 Million

Fourth Quarter Diluted EPS Increased 40.1% to a Record $3.18

Company Announces $100 Million Stock Repurchase Program

GOLETA, Calif.--(BUSINESS WIRE)--February 23, 2012--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced record financial results for both the fiscal year and fourth quarter ended December 31, 2011.

Fiscal 2011 Highlights

  Net sales increased 37.6% to $1.377 billion compared to $1.001 billion last year.
  Gross margin was 49.3% compared to 50.2% last year.
  Diluted EPS increased 25.8% to $5.07 compared to $4.03 last year.
  UGG brand sales increased 37.6% to $1.202 billion compared to $873.1 million last year.
  Teva® brand sales increased 23.1% to $124.8 million compared to $101.3 million last year.
  International sales increased 82.4% to $432.2 million compared to $236.9 million last year.
  Domestic sales increased 23.7% to $945.1 million compared to $764.1 million last year.
  Retail sales increased 50.4% to $189.0 million compared to $125.6 million last year; same store sales rose 6.3% on top of a 16.6% increase last year.
  eCommerce sales increased 16.0% to $106.5 million compared to $91.8 million last year.

Fourth Quarter Highlights

  Net sales increased 40.4% to $603.9 million compared to $430.1 million for the same period last year.
  Gross margin was 51.0% compared to 54.2% for the same period last year.
  Diluted EPS increased 40.1% to $3.18 compared to $2.27 for the same period last year.
  UGG brand sales increased 37.7% to $568.5 million compared to $412.8 million for the same period last year.
  Teva brand sales increased 45.9% to $19.4 million compared to $13.3 million for the same period last year.
  International sales increased 178.6% to $147.6 million compared to $53.0 million for the same period last year.
  Domestic sales increased 21.0% to $456.3 million compared to $377.1 million for the same period last year.
  Retail sales increased 36.5% to $98.8 million compared to $72.4 million for the same period last year.
  eCommerce sales increased 12.6% to $67.1 million compared to $59.5 million for the same period last year.

“Our fourth quarter results exceeded expectations and were the highest in the history of the Company for sales and profitability,” stated Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “UGG brand sales once again grew at a robust pace during the holidays, fueling our record performance and easily pushing annual sales for the UGG brand above $1 billion for the first time. We are very pleased with the UGG brand results, particularly the growing diversity of the sales mix in terms of product collections, distribution channels, and geographies.”

“We are coming off a very strong period of growth in 2011 driven by investments in product development, marketing and advertising, and international and retail expansion” continued Martinez. “We believe that each of these areas is critical to successfully developing global lifestyle brands, and we remain committed to these strategies going forward. With the addition of the Sanuk® brand this July, we begin a new year with what we believe to be our strongest brand portfolio ever, with compelling growth prospects across our entire business as evidenced by our outlook for sales growth of 15% in 2012. Our projected top-line expansion, which includes a higher contribution from retail sales and the Sanuk brand, along with selective price increases compared with 2011, is helping offset our second consecutive year of significant cost headwinds mainly related to increases in sheepskin prices. We continue to pursue all available opportunities to further mitigate the impact of cost pressures and based on our initial visibility, we expect to experience relief beginning in 2013.”

Division Summary

UGG Brand

UGG brand net sales for the fourth quarter increased 37.7% to a record $568.5 million compared to $412.8 million for the same period last year. The sales gain was primarily attributable to higher sales in the United Kingdom and Benelux resulting from the conversion to wholesale operations in these markets, higher domestic wholesale sales, and an increase in sales at company-owned retail stores. For the full year, UGG brand net sales increased 37.6% to a record $1.202 billion compared to $873.1 million in 2010.

Teva Brand

Teva brand net sales for the fourth quarter increased 45.9% to a record $19.4 million compared to $13.3 million for the same period last year. The sales improvement was driven by an increase in global shipments of closed-toe footwear. The fourth quarter of 2011 also benefited from the conversion to a wholesale business model in the United Kingdom. For the full year, Teva brand net sales increased 23.1% to a record $124.8 million compared to $101.3 million in 2010.

Sanuk Brand

Sanuk brand net sales were $11.0 million for the fourth quarter of 2011 and $26.6 million for the six months commencing on July 1, 2011, the acquisition date, and ending December 31, 2011.

Other Brands

Combined net sales of the Company’s other brands increased 23.1% to $5.0 million for the fourth quarter compared to $4.1 million for the same period last year. For the full year, combined net sales decreased 9.0% to $24.1 million versus $26.5 million in 2010, primarily due to the impact of phasing out the Simple® brand, which we ceased distributing at the end of 2011.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 36.5% to $98.8 million for the fourth quarter compared to $72.4 million for the same period last year. This increase was driven by 18 new stores opened after the fourth quarter of 2010. For the full year, sales for the retail store business increased 50.4% to $189.0 million compared to $125.6 million in 2010. For those stores that were open during the full year of 2010 and 2011, same store sales grew by 6.3%.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 12.6% to $67.1 million for the fourth quarter compared to $59.5 million for the same period last year. The increase in sales resulted from higher demand for the UGG brand driven by new product introductions and enhanced marketing efforts combined with the launch of the UGG brand’s United Kingdom website. For the full year, sales for the eCommerce business increased 16.0% to $106.5 million compared to $91.8 million in 2010.

Balance Sheet

At December 31, 2011, cash and cash equivalents were $263.6 million compared to $445.2 million at December 31, 2010. The decrease in cash and cash equivalents is primarily attributable to $125.2 million of cash payments associated with the acquisition of the Sanuk brand as well as a cash payment of approximately $20 million for land for a new headquarters facility.

Inventories at December 31, 2011 increased 102.6% to $253.3 million from $125.0 million at December 31, 2010. By brand, UGG inventory increased $107.1 million to $201.8 million at December 31, 2011, Teva inventory increased $6.6 million to $29.3 million at December 31, 2011, and our other brands’ inventory decreased $1.5 million to $6.1 million at December 31, 2011. Sanuk brand inventories were $16.1 million at December 31, 2011. The increase in inventory from a year ago is fairly equally balanced between the growth in spring orders, inventory for our direct subsidiaries in the U.K. and Benelux, the addition of the Sanuk brand and growth of our consumer direct division, carryover product from the holiday period which will be utilized to fulfill orders during 2012, and an increase in product costs.

Goodwill and net intangible assets increased to $214.5 million at December 31, 2011 compared to $24.9 million at December 31, 2010, primarily due to the acquisition of the Sanuk brand.

Stock Repurchase Program

The Company also announced the Board’s approval to repurchase up to $100 million of the Company’s common stock in the open market or in privately negotiated transactions, in compliance with the Securities and Exchange Commission Rule 10b-18 from time to time, subject to market conditions, applicable legal requirements and other factors. The program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion. The purchases will be funded from available cash and cash equivalents.

Full-Year 2012 Outlook

  Based upon current visibility, the Company expects full year revenues to increase approximately 15% over 2011 levels.
  The Company expects full year diluted earnings per share to be approximately flat with 2011 levels due primarily to the increase in sheepskin costs in 2012 compared to 2011, which the Company projects to adversely impact profitability by approximately $1.40 per diluted share. This guidance assumes a gross profit margin decline of 200 basis points from 2011 levels due to an increase in costs of goods sold, partially offset by selective price increases, an increased contribution from retail sales, and the addition of the Sanuk brand for the full year. This guidance also assumes SG&A as a percentage of sales of approximately 29%.
  Fiscal 2012 guidance assumes approximately $13 million, or $0.23 per diluted share, associated with the amortization and accretion expenses related to the Sanuk acquisition.
  Fiscal 2012 guidance also assumes that the Company’s effective tax rate will be approximately 31%.

First Quarter Outlook

  The Company currently expects first quarter 2012 revenue to increase approximately 19% over 2011, and expects first quarter 2012 diluted earnings per share to be down approximately 50% compared to 2011.
  First quarter guidance includes estimates of approximately $3.5 million, or $0.06 per diluted share, associated with the amortization and accretion expenses related to the Sanuk acquisition.
  This guidance also assumes a gross profit margin of approximately 48% and SG&A as a percentage of sales of approximately 43%.
  In addition, first quarter guidance includes higher levels of fixed overhead for new retail stores, international infrastructure, and other general and administrative costs. As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. This includes the costs associated with 18 new stores that were opened in 2011.

The Company’s conference call to review fourth quarter and fiscal 2011 results will be broadcast live over the internet today, Thursday, February 23, 2012 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

About the Company

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Sanuk®, TSUBO®, Ahnu®, and MOZO® are registered trademarks of Deckers Outdoor Corporation.

Forward Looking Statements

This press release contains statements regarding our expectations, beliefs and views about our future financial performance, brand strategies and cost structure which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," “assume,” or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this press release regarding our future financial performance, brand strategies and cost structure are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this press release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2011 if material events or circumstances occur between now and the date of our SEC filing. Those risks and uncertainties include, but are not limited to: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our intangible or tangible assets; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade and import regulations and security procedures; our ability to implement our growth strategies, including our ability to successfully integrate newly acquired brands or convert international distributors to wholesale models; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash equivalents; the risk of losing key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; the sensitivity of our sales to seasonal and weather conditions; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which the Company filed with the SEC on March 1, 2011, and under “Risk Factors” in any subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$263,606	445,226
Trade accounts receivable, net	193,375	116,663
Inventories	253,270	124,995
Prepaid expenses and other current assets	93,237	16,846
Deferred tax assets	14,414	12,002
Total current assets	817,902	715,732

Property and equipment, net	90,257	47,737
Goodwill	120,045	6,507
Other intangible assets, net	94,449	18,411
Deferred tax assets	13,223	15,121
Other assets	10,320	5,486

Total assets	$1,146,196	808,994

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$110,853	67,073
Accrued payroll	32,594	35,109
Other accrued expenses	57,744	17,515
Income taxes payable	30,888	25,166
Total current liabilities	232,079	144,863

Long-term liabilities	72,687	8,456

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	387	386
Additional paid-in capital	144,684	137,989
Retained earnings	692,595	513,459
Accumulated other comprehensive (loss) income	(1,730)	1,153
Total Deckers Outdoor Corporation stockholders' equity	835,936	652,987
Noncontrolling interest	5,494	2,688
Total equity	841,430	655,675

Total liabilities and equity	$1,146,196	808,994

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,

	2011	2010	2011	2010

Net sales	$603,852	430,124	$1,377,283	1,000,989
Cost of sales	296,100	196,789	698,288	498,051
Gross profit	307,752	233,335	678,995	502,938

Selling, general and administrative expenses	130,972	92,598	394,157	253,850
Income from operations	176,780	140,737	284,838	249,088

Other income, net	293	246	424	1,021
Income before income taxes	177,073	140,983	285,262	250,109

Income tax expense	49,865	49,628	83,404	89,732

Net income	127,208	91,355	201,858	160,377
Net income attributable to the
noncontrolling interest	(2,479)	(2,124)	(2,806)	(2,142)

Net income attributable to Deckers Outdoor Corporation	$124,729	89,231	$199,052	158,235

Net income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$3.23	2.31	$5.16	4.10
Diluted	$3.18	2.27	$5.07	4.03

Weighted-average common shares outstanding:
Basic	38,633	38,546	38,605	38,615
Diluted	39,188	39,296	39,265	39,292

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR
Brendon Frey, 203-682-8200